Exhibit 99.1

UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF OHIO
EASTERN DIVISION

IN RE INVACARE DERIVATIVE LITIGATION	) ) ) ) )	Case No. 11-CV-1893 (DAP)
NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF
SHAREHOLDER DERIVATIVE LITIGATION
TO ALL HOLDERS OF INVACARE CORPORATION (“INVACARE” or the “COMPANY”) COMMON SHARES AS OF JUNE 1, 2012 AND WHO WILL CONTINUE TO OWN SUCH SHARES AS OF JULY 9, 2012 (“INVACARE SHAREHOLDERS”)
This Notice has been prepared to let you know of the proposed settlement (the “Settlement”) of the above-captioned shareholder derivative lawsuit (the “Consolidated Action”), which was brought by City of Lansing Police and Fire Retirement System and Colleen Witmer (“Plaintiffs”) on behalf of and for the benefit of Invacare and is currently pending in the United States District Court for the Northern District of Ohio, Eastern Division (the “Court”). As explained below, the Court, will hold a hearing on July 9, 2012, to determine whether to approve the Settlement. You have an opportunity to be heard at this hearing.
PLEASE READ THIS NOTICE CAREFULLY.
IT MAY AFFECT YOUR LEGAL RIGHTS.
A Stipulation of Settlement was made and entered into as of June 1, 2012 (the “Stipulation”), subject to court approval, by and between the following parties: (1) Plaintiffs City of Lansing Police and Fire Retirement System and Colleen Witmer; (2) defendants Gerald B. Blouch, Aaron Malachi Mixon III, Joseph B. Richey II, Michael F. Delaney, Dan T. Moore III, William M. Weber, James L. Jones, Jr., C. Martin Harris, Dale C. LaPorte, James C. Boland, and Charles S. Robb (“Individual Defendants”); and (3) nominal defendant Invacare (collectively with the Individual Defendants, “Defendants”; and collectively with Plaintiffs, the “Parties” or “Settling Parties”); all by and through their counsel of record. All capitalized terms not otherwise defined in this Notice shall have the meaning provided in the Stipulation.

I.	BACKGROUND - WHAT IS THIS SETTLEMENT ABOUT?
Plaintiffs, derivatively on behalf of Invacare, filed complaints in this Court against the Individual Defendants and nominal defendant Invacare, alleging breaches of fiduciary duties in connection with the Company's compliance with U.S. Food and Drug Administration (“FDA”) regulations.
On March 10, 2011, Plaintiff City of Lansing Police and Fire Retirement System (the “Fund”) made a demand on Invacare's Board of Directors, insisting that it take legal action on behalf of the Company against members of the Board and other allegedly culpable parties to remedy alleged breaches of fiduciary duties in connection with issues concerning the Company's compliance with United States Food and Drug Administration (“FDA”) regulations, which in turn purportedly raised serious questions about the Company's internal controls. The Fund also conducted its own investigation, reviewing publicly available information as well as locating and interviewing many former Company employees, which investigation the Fund alleged indicated a failure to abide by FDA regulations and industry best practices resulting in incidents implicating FDA violations and product safety going back many years.
In response to and as a result of the Fund's demand, the Board by resolution established a Special Committee and gave it authority to investigate the matters raised in the demand, report its findings and conclusions to the Board, recommend proposed responses and actions, implement directions given by the Board (acting through independent members) with respect to such matters, and to retain counsel and other advisors as necessary to assist in its investigation. The Special Committee was composed of Invacare independent directors James Boland (as Chair), James Jones and Charles Robb.
After a series of correspondence and several telephone conferences between the Fund's counsel, counsel for the Special Committee of the Board (Jones Day), and/or counsel for the Company, on June 13, 2011 the Special Committee declined a proposal by the Fund to resolve the issues raised in the demand letter.
Following an investigation by the Special Committee, by letter dated July 18, 2011, the Company rejected the Fund's demand based on, among other things, the recommendation and report of the Special Committee, which concluded that it found no basis for claims against any of the Company's officers or directors, no appreciable damages to the Company, and that the costs of pursuing litigation as demanded by the Fund would be significant to the Company.
The Company stated that the Special Committee's investigation “found . . . other areas where the Company should take action” and continue to make significant improvements, including: (1) “Utilizing specialized counsel and external consultants to assist the Company's personnel with FDA compliance”; (2) “Having internal audit, specialized personnel within the regulatory function, external consultants, or other qualified personnel within the Company, regularly audit the Company's FDA compliance efforts (as Internal Audit has presently undertaken regarding [MDR] filings)”; (3) “Continuing the search for appropriate senior-level individual(s) to oversee regulatory and health care industry compliance”; (4) “Open[ing] discussions between the Board and management to enhance the efforts of the Management Review Team beyond oversight of the Product Safety Committee or, alternatively, forming a Compliance Committee within management to oversee FDA and broader compliance issues”; (5) “Expanding on specialized training opportunities (healthcare and FDA compliance) to a broader group of Company employees”; and (6) “Standardizing its compliance procedures across Company facilities.” The Company did not provide the Fund with the Special Committee's report (the “First SC Report”) at that time, although its conclusions were summarized in correspondence to the Fund's counsel.
On August 23, 2011, the Fund filed a verified derivative complaint on behalf of Invacare against various Board members in the Court of Common Pleas in Lorain County, Ohio, bringing claims of breach of fiduciary duty, and alleging the wrongful refusal of the Fund's prior demand. The Fund served a document request on Defendants in early September, 2011.
On September 8, 2011, Defendants removed the Fund's case to the U.S. District Court for the Northern District of Ohio on the grounds of federal question jurisdiction. On October 11, the Fund moved to remand the case back to state court. Further briefing on the remand motion was later stayed pending the outcome of settlement discussions.
In mid-September, 2011, certain of the Defendants' counsel, specifically Calfee, Halter & Griswold LLP, contacted the Fund's counsel and requested an extension of time to answer or move with respect to the Fund's complaint, and offered to provide a copy of the First SC Report. The Fund agreed to the extension and accepted the offer to review the Report and exhibits and Defendants provided the Fund's counsel with copies of the same.
Shortly thereafter, the parties began settlement negotiations, involving numerous emails, telephone conferences and the Fund's counsel traveling (in early October and mid-November, 2011) to Cleveland to meet with the Company's counsel and counsel for certain Individual Defendants. In connection with the settlement negotiations, the Fund made requests for the production of documents and certain information, and made proposals for corporate governance and related reforms which were intended to benefit the

Company.
In November of 2011, the Special Committee and its counsel also prepared a second Report, addressing the Fund's derivative complaint, and again concluding, among other things, that the alleged problems identified by the Fund and the FDA's actions had not and would not significantly harm the Company. The Fund first obtained a copy of this second Special Committee Report in February of 2012.
In the fall of 2011, the Fund retained as its expert consultant Eugene Thirolf, Esq., former Director of the U.S. Department of Justice, Office of Consumer Litigation, Civil Division, with substantial experience in FDA-related litigation, who accompanied the Fund's counsel to two meetings in Cleveland and participated in one meeting with the counsel retained by Invacare specifically to negotiate with the FDA to resolve the FDA's concerns about the Company's compliance issues.
During the fall and early winter of 2011, Defendants provided certain information in response to the Fund's requests, and the parties made substantial progress in the way of corporate governance reforms, exchanging multiple drafts.
On December 8, 2011, it was announced that the FDA was imposing a consent decree upon Invacare involving a suspension of some of its operations. It was reported that the consent decree followed from the FDA's prior inspection of the Company's manufacturing facility and headquarters in Elyria, Ohio in August, 2011, which found violations of the FDA's Quality System Regulations (QSR). Defendants have informed the Fund that the Special Committee has not undertaken any additional work since the consent decree announcement, as the entire Board has been participating in oversight of the FDA matters.
As a result of this new development, the Fund's counsel advised Defendants that they would have to re-evaluate the circumstances of the derivative claims and re-assess the terms of any proposed settlement. The Fund did so, then sent a revised set of corporate governance proposals to Defendants in January, 2012. The Fund also communicated a request for additional information. Negotiations then continued into February, 2012, and the parties continued to make progress, particularly on the corporate governance and related reforms.
In mid-December, 2011, the parties conferred with Judge Polster to inform him of the existence and status of settlement negotiations, and request an extension to respond to the complaint and the remand motion, which were granted and extended until April 30, 2012. At counsels' request, on April 17, 2012 Judge Polster granted a further extension to May 30, 2012.
On February 2, 2012, Witmer v. Blouch, Case No. 1:12-CV-259-DCN (the “Demand Futility Action”) was filed in the District Court for the Northern District of Ohio. The allegations in the Witmer derivative complaint are largely and substantively similar to those in City of Lansing Police and Fire Retirement System v. Blouch, Case No. 11-CV-1893-DAP (the “Demand-Made Action”), although the Witmer derivative complaint proceeded under a demand futility theory rather than improper demand refusal, as had been alleged in the Fund's action.
At the urging of Defendants' counsel, the Demand-Made and Demand Futility Actions were later consolidated by agreement into one action for certain pre-trial purposes before Judge Polster, and Ms. Witmer's counsel (Robbins Umeda LLP), and the Fund's counsel (Milberg LLP) were appointed co-lead counsel in the consolidated action (each being lead counsel in its respective action). The Parties also stipulated to a protective order entered in March, 2012.
The Parties continued to exchange drafts of the proposed corporate governance and related reforms in March, 2012, and continued to make substantial progress toward agreement on those reforms. In addition, Defendants produced documents and additional information in response to the Plaintiffs' requests, some of which further indicated that the Company had made significant improvements to its internal whistleblower program as a result of the Fund's efforts. Defendants also made available for interview in Cleveland a high-ranking individual from PriceWaterhouseCoopers LLP subsidiary, PRTM, one of several consultants retained to assist Invacare in its FDA compliance improvement efforts. Counsel and its expert consultant conducted this interview on April 18, 2012.

Afterward, on April 18, 2012, counsel conducted a settlement meeting, wherein they essentially reached agreement on the corporate governance and related reforms aspect of the settlement (subject to client review and approval).
In April and May, 2012, the Parties, with the assistance of M. Neal Rains, Esq. of Frantz Ward LLP acting as an independent mediator, engaged in discussions and negotiations regarding a potential negotiated resolution of certain outstanding issues with respect to the claims in the Consolidated Action. Following these mediated discussions and negotiations, and after a subsequent teleconference with the Court participated in by counsel for all Parties to discuss certain outstanding issues and the potential settlement, the Parties reached a settlement in principle on the terms contained herein.
Plaintiffs believe, based upon their investigation, their review and assessment of the facts and circumstances, and the documents and information produced by Defendants, that the claims asserted in the Consolidated Action have merit. However, Plaintiffs and Lead Counsel are mindful of the inherent problems of proof of, and possible defenses to, the allegations asserted in the Consolidated Action, and recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Consolidated Action through trial and through anticipated appeals. Plaintiffs and Lead Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the derivative litigation of this type, as well as the difficulties and delays inherent in such litigation. In particular, Plaintiffs and Lead Counsel recognize that due to the uncertain procedural posture of the Consolidated Action, and the existence of the Special Committee, there is a possibility that Plaintiffs may not have been able to allege “demand futility” or that the demand was wrongfully refused which could have negatively impacted the Consolidated Action or resulted in its dismissal.
Under the circumstances, Plaintiffs and Lead Counsel have concluded that the terms and conditions of the Stipulation are fair, reasonable and adequate to Invacare, and in its best interests, and have agreed to settle the claims raised in the Consolidated Action pursuant to the terms and provisions of the Stipulation, after considering (i) the substantial benefits that Invacare will receive from resolution of the Consolidated Action on the terms set forth herein; (ii) the uncertainty that a trial on the merits could result in a judgment providing Invacare the same or substantially the same benefits; (iii) the attendant costs, risks and uncertainty of continued litigation; and (iv) the desirability of permitting the Settlement to be consummated without delay as provided by the terms of the Stipulation.
The Defendants expressly have denied and continue to deny all allegations of any wrongdoing or liability against them whatsoever arising out of any of the conduct, statements, acts or omissions alleged in the Consolidated Action. The Defendants also have denied and continue to deny, among other things, the allegations that the Individual Defendants breached their fiduciary duties, or that Invacare, the Plaintiffs or Invacare Shareholders have suffered any damages or were harmed by any conduct alleged in the Consolidated Action. Defendants do not in any way acknowledge any fault or liability. The Stipulation and all related documents are not, and shall not in any event be construed or deemed to be, evidence of fault or liability or wrongdoing or damage whatsoever, or any infirmity in either Plaintiffs' claims or any of Defendants' defenses thereto. Nonetheless, the Defendants have concluded that further conduct of the Consolidated Action would be protracted, time-consuming, expensive and distracting, including, without limitation, to Invacare and its management, and that it is desirable that the Consolidated Action be fully and finally settled. The Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially complex cases like the Consolidated Action. In particular, Defendants and Defendants' Counsel recognize that a Court may have found that Plaintiffs adequately alleged “demand futility” or that the demand was wrongfully refused and that the Consolidated Action would have continued. The Defendants have, therefore, determined that it is desirable and beneficial that the Consolidated Action be settled in the manner and upon the terms and conditions set forth in the Stipulation.
The Settling Parties and their counsel believe that the proposed Settlement is in the best interests of all of the Settling Parties, including Invacare, and confers substantial benefits upon Invacare and its

Shareholders.
The Court has not determined the merits of any of the claims or defenses raised by any of the Parties. This Notice does not, and is not intended to, imply that there have been or would be any findings of a violation of law by Defendants or that recovery could be had in any amount if the litigation were not settled. The Court has not yet approved the Settlement.

II.	TERMS OF THE PROPOSED SETTLEMENT

A.	Corporate Governance Enhancements and Confirmations
As valuable consideration for the Settlement, Invacare submits to the proposed corporate governance and related enhancements, reforms and confirmations, which shall be effective until June 30, 2017 (the “Reforms”), set forth in Exhibit A attached hereto. The Settling Parties agree that these reforms confer a substantial benefit upon Invacare and its Shareholders. The Settling Parties also agree that this litigation and the efforts of Plaintiffs and their counsel were material causal factors resulting in: (i) the Settlement and Invacare's adoption of the Reforms; (ii) the creation of the Special Committee, its contributions to the investigation of the FDA regulatory compliance issues at Invacare, and its recommendations of certain remedial measures to the Board; and (iii) the decision to take certain other actions which were undertaken by the Board and/or its Audit Committee even before this settlement was reached, including the expansion and enhancements related to Invacare's “Whistleblower Program” Policy and Procedures in or about February of 2012.
The Settling Parties acknowledge, represent, and warrant to each other that the terms of the Settlement are such that each of the Settling Parties is to receive adequate consideration for the consideration given. Invacare acknowledges that the commencement, prosecution, and settlement of the Consolidated Action were material contributing factors in causing the Company to agree to adopt and/or implement the Reforms.

B.	Releases
If the Settlement is approved, the Court will enter a judgment (the “Judgment”). Pursuant to the Judgment, the following releases will occur upon the Effective Date of the Settlement. Upon the Effective Date, the Judgment will permanently bar and enjoin institution and prosecution of any other derivative action in any court and in any jurisdiction asserting any Released Plaintiffs' Claims against any of the Released Defendant Parties. Plaintiffs, Invacare, and each of the Invacare Shareholders, on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, shall be deemed by operation of law to have fully, finally and forever released, waived, discharged, and dismissed each and every of the Released Plaintiffs' Claims against the Released Defendant Parties, and shall forever be enjoined from prosecuting any Released Plaintiffs' Claims against any of the Released Defendant Parties.
“Shareholder(s)” means any holder of record or beneficial owner of Invacare common shares as of the date of the Stipulation and who continues to own such shares through the date of the Settlement Hearing.
“Released Plaintiffs' Claims” means any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys' fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, disclosed or un-disclosed, apparent or un-apparent, including known claims and Unknown Claims, which were or could have been alleged or asserted in the Consolidated Action by Invacare directly, or by any of the Released Plaintiff Parties, or by any other Invacare Shareholder derivatively on behalf of Invacare, against any Released Defendant Party, directly or indirectly, relating to or arising out of any of the allegations, facts, events, transactions, acts, occurrences, conduct, practices, or any other matters, or any series thereof, alleged or asserted in the Consolidated Action. Released Plaintiffs' Claims do not include any claims relating to the enforcement of this Settlement.

“Released Defendant Parties” means Invacare, any current or former officer or director of Invacare (including the Individual Defendants), and their respective estates, heirs, beneficiaries, administrators, successors, assigns, agents and counsel.
Upon the Effective Date, each of the Defendants and the other Released Defendant Parties, on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, shall be deemed by operation of law to have fully, finally and forever released, waived, discharged, and dismissed each and every of the Released Defendants' Claims against the Released Plaintiff Parties, and shall forever be enjoined from prosecuting any Released Defendants' Claims against any of the Released Plaintiff Parties.
“Released Defendants' Claims” means any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys' fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, disclosed or un-disclosed, apparent or un-apparent, including known claims and Unknown Claims, which were or could have been alleged or asserted in the Consolidated Action by any of the Released Defendant Parties against any of the Released Plaintiff Parties, directly or indirectly relating to or arising out of the institution, prosecution or settlement of the Consolidated Action. Released Defendants' Claims do not include any claims relating to the enforcement of this Settlement.
“Released Plaintiff Parties” means Plaintiffs and all other Invacare Shareholders, any current or former officer or director of any of the Plaintiffs or any other Invacare Shareholder, and their respective estates, heirs, beneficiaries, administrators, successors, assigns, agents and counsel.
“Unknown Claims” means any and all Released Plaintiffs' Claims that Invacare, Plaintiffs or any other Invacare Shareholder does not know or suspect to exist in his, her or its favor at the time of the release of the Released Defendant Parties, and any Released Defendants' Claims that any Defendant or any other Released Defendant Party does not know or suspect to exist in his, her or its favor at the time of the release of the Released Plaintiff Parties, which, if known by him, her or it might have affected his, her or its decision(s) with respect to the Settlement. With respect to any and all Released Plaintiffs' Claims and Released Defendants' Claims, the Settling Parties stipulate and agree that, upon the Effective Date, Plaintiffs, Invacare, and each of the Individual Defendants shall expressly waive, and each other Invacare Shareholder and each other Released Defendant Party shall be deemed to have waived, and by operation of the Judgment shall have expressly waived, any and all provisions, rights and benefits conferred by Cal. Civ. Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
This waiver likewise shall extend to any similar statute, rule, or opinion applicable to the federal courts or to any other state court.
Plaintiffs, Invacare, and each of the Individual Defendants acknowledge, and each other Invacare Shareholder and each other Released Defendant Party by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Released Plaintiffs' Claims and Released Defendants' Claims was separately bargained for and was a key element of the Settlement. The Settling Parties understand that Plaintiffs, Invacare, and each of the Individual Defendants may hereafter discover facts in addition to or different from those any of them now know or believe to be true with respect to the subject matter of Released Plaintiffs' Claims or Released Defendants' Claims.

Plaintiffs, Invacare, and each of the Individual Defendants shall expressly be deemed to have and by operation of the Judgment, upon the Effective Date, shall have fully, finally, and forever settled and released any and all Released Plaintiffs' Claims and Released Defendants' Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether concealed or hidden or not, that now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law, or rule, without regard to the subsequent discovery or existence of such different or additional facts.

III.	ATTORNEYS' FEES AND EXPENSES AND SPECIAL AWARDS
Plaintiffs' Counsel shall apply for an award of attorneys' fees and reimbursements (the “Fee and Expense Application”) not to exceed $1,300,000 and to be paid or caused to be paid by Invacare, subject to Court approval. Defendants have agreed not to oppose such a fee and expense application that does not exceed $1,300,000. The parties agree that any agreement or approval of an award of attorneys' fees and reimbursements shall not be a condition to final approval of the Settlement.
Plaintiffs' Counsel in the Consolidated Action are: (i) Milberg LLP and Cohen, Rosenthal & Kramer LLP on behalf of Plaintiff City of Lansing Police and Fire Retirement System and (ii) Robbins Umeda LLP, Ryan & Maniskas, LLP, and Goldman Scarlato Karon & Penny, P.C. on behalf of Plaintiff Colleen Witmer.
Plaintiffs' Counsel will file their papers in support of final approval of the Settlement and their Fee and Expense Application by no later than June 29, 2012. These papers will also be posted on Lead Counsel's websites, www.milberg.com and www.robbinsumeda.com.
Based on the substantial benefits that Plaintiffs have achieved for the Company and Shareholders through their prosecution of the Consolidated Action, Plaintiffs' Counsel intends to seek Court approval for awards (the “Special Awards”) for the Plaintiffs in an amount not to exceed $10,000 in total. Defendants have agreed not to oppose a request for Special Awards that does not exceed $10,000 in total. The Special Awards shall be paid out of the attorneys' fees and expenses awarded to Plaintiffs' Counsel by the Court.

IV.	SETTLEMENT HEARING AND YOUR RIGHT TO OBJECT
The Honorable Dan A. Polster of the United States District Court for the Northern District of Ohio, Eastern Division, will hold a hearing (the “Settlement Hearing”) on Monday July 9, 2012 at 12:00 p.m. at the Carl B. Stokes United States Court House, 801 West Superior Avenue, Courtroom 18B, Cleveland, Ohio 44113-1837, to consider whether to grant final approval of the proposed Settlement. You have a right to appear in person or through counsel at the Settlement Hearing to object to the terms of the proposed Settlement or otherwise present evidence or argument that may be proper and relevant. However, you shall not be heard, and no papers, briefs, or other documents provided by you shall be received and considered by the Court (unless the court in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown), unless, not later than Monday July 2, 2012, you file with the Court:
(a)a written notice of objection that includes your name, address and telephone number, along with a representation as to whether you intend to appear at the Settlement Hearing;
(b)proof that you held Invacare common shares as of June 1, 2012 and continue to hold such shares; and
(c)proof that the person or entity submitting the objection has authority to submit the objection on behalf of the Invacare Shareholder, if not submitted directly by the Shareholder;
(d)a statement of your objections to any matters before the Court, the grounds therefor or the reasons for your desiring to appear and be heard, as well as all documents or writings you desire the Court to consider; and
(e)if you have indicated that you intend to appear at the Settlement Hearing, the identities of any witnesses you may call to testify and any exhibits you intend to introduce into evidence at the Settlement Hearing.
The addresses for filing and serving objections to the Settlement are:

The Court:	Clerk of the Court Carl B. Stokes United States Court House 801 West Superior Avenue Cleveland, OH 44113-1837
For Plaintiffs:	MILBERG LLP Benjamin Y. Kaufman One Penn Plaza New York, NY 10119-0165
For Defendants:	CALFEE, HALTER & GRISWOLD LLP Mitchell G. Blair The Calfee Building 1405 East Sixth Street Cleveland, OH 44114

Even if you do not appear at the Settlement Hearing, the court will consider your written submission. Unless the court otherwise directs, you shall not be entitled to object to the approval of the Settlement, to any order and final judgment entered thereon, to the Fee and Expense Application, or to otherwise be heard, except by serving and filing a written objection and supporting papers and documents as prescribed above. If you fail to object in the manner and within the time prescribed above you shall be deemed to have waived your right to object (including the right to appeal) and shall forever be barred, in this proceeding or in any other proceeding, from raising such objection(s).

V.	FURTHER INFORMATION
This Notice contains only a summary of the terms of the proposed Settlement. For more details about the matters involved in the Consolidated Action, you may inspect the case files in the Office of the Clerk of Court, United States District Court for the Northern District of Ohio, Eastern Division, Carl B. Stokes United States Court House, 801 West Superior Avenue, Courtroom 18B, Cleveland, Ohio 44113-1837, during regular business hours.
Any other inquiries regarding the Consolidated Action should be addressed in the first instance to Lead Counsel:

Benjamin Y. Kaufman, Esq. MILBERG LLP One Penn Plaza New York, NY 10119-0165 (800) 320-5081 ContactUs@milberg.com	Brian J. Robbins, Esq. ROBBINS UMEDA LLP 600 B Street, Suite 1900 San Diego, CA 92101 (800) 350-6003 http://www.robbinsumeda.com/contact-us.html

PLEASE DO NOT TELEPHONE THE COURT OR THE CLERK OF THE COURT REGARDING THIS NOTICE.

DATED: June 6, 2012
BY ORDER OF THE COURT UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF OHIO, EASTERN DIVISION

EXHIBIT A
PROPOSED CORPORATE GOVERNANCE REFORMS
Invacare submits to the following proposed corporate governance enhancements and confirmations, which shall be effective until June 30, 2017 (the “Reforms”):
BOARD AND AUDIT COMMITTEE ENHANCEMENTS
1.The Audit Committee of Invacare Corporation (“Invacare” or the “Company”) will, in furtherance of its current obligations and expansion beyond its current responsibilities and authority, have broad oversight responsibility and authority for Invacare's commitment to full compliance with all Food and Drug Administration (“FDA”) and other federal or state regulatory compliance requirements related to medical devices (“Medical Device Regulatory Compliance”) and will report to Invacare's full Board on a quarterly basis for the first year after the date of Court approval of the settlement of the derivative litigation commenced in August, 2011 (“Settlement Date”), and then semiannually or as appropriate (but in any event not less than bi-annually) thereafter, regarding any Medical Device Regulatory Compliance issues affecting the Company and will be empowered to make specific recommendations to the Board to maintain and improve Invacare's Medical Device Regulatory Compliance standards, policies, practices and procedures, as well as, in particular, compliance with the FDA's Quality System Regulations (“QSR”), 21 C.F.R. 820.
2.Not later than May 30, 2017, the Board shall decide whether or not to continue in whole or in part the Reforms outlined herein beyond June 30, 2017. The decision whether or not to continue in whole or in part the Reforms outlined herein beyond June 30, 2017 shall be disclosed to Invacare shareholders in one or more of the following manners, to be chosen by the Board in its sole discretion: in Invacare's next following annual report on Form 10-K following the date when the decision is reached; in the next proxy statement following the date when the decision is reached (or in a quarterly report on Form 10-Q filed prior thereto); and/or in a Form 8-K filed with the U.S. Securities and Exchange Commission within ninety (90) days after the date when the decision is made.
3.In the event of any injunction action or consent decree imposed upon Invacare or agreed to between Invacare and the federal government regarding any of its medical device operations, to the extent that any of the provisions of such injunction or decree conflict with the Reforms adopted herein, the applicable provisions of the injunction or decree shall control.
4.The Senior Vice President of Quality Assurance and Regulatory Affairs (“SVP QA/RA”) means one or more individuals, appointed in accordance with 21 C.F.R. 820.20(b), with such knowledge,

training, education, and credentials in the medical device manufacturing industry as Invacare reasonably and in good faith determines is suitable and appropriate. (On or about January 4, 2012, the Company issued a press release announcing that it had hired Doug Uelmen as the Company's SVP QA/RA).
5.On at least a quarterly basis for the first year after the Settlement Date, and then semi-annually thereafter for the period of these Reforms, the Audit Committee will receive reports prepared by Invacare's SVP QA/RA regarding the status of Invacare's Medical Device Regulatory Compliance status and activities, any enforcement action or formal investigation brought by or on behalf of the FDA or any federal government department or agency concerning Invacare's Medical Device Regulatory Compliance status or activities, and any material efforts by Invacare to improve said compliance or any material issues or events which are actually known by Invacare's SVP QA/RA and which (i) affect such compliance in any significantly negative fashion or (ii) may reasonably be expected to either threaten or undermine said compliance in any material respect, or result in a regulatory violation.
6.The Audit Committee will have the discretion as and to the extent it deems appropriate and without seeking approval from the Board, to supplement Invacare's Medical Device Regulatory Compliance internal control and review policies, standards, practices and procedures, to hire experts, attorneys, or other consultants to act on its behalf to review, monitor, and/or recommend modifications and/or enhancements to Invacare's Medical Device Regulatory Compliance standards, policies, practices and procedures, including, without limitation, its safety and compliance standards, policies, practices and procedures used in connection with (1) the design or manufacture of its products, (2) the provision of guidelines or instructions on the use of its products, (3) the documentation of compliance/issues/adverse events/defects with respect to its products, and (4) its dealings with third-party vendors of its products and/or end users of its products; and whether those policies, practices and procedures meet current good manufacturing practices (cGMP) (including CAPA, as applicable) in accordance with 21 C.F.R. 820.
7.The Audit Committee will have oversight authority over all of management's responses to any FDA or other federal or state regulatory inspections, formal inquiries or investigations related to Medical Device Regulatory Compliance, including without limitation FDA Form 483s and FDA warning letters. In furtherance thereof, the Audit Committee shall be promptly and timely notified by the SVP QA/RA, or someone who reports directly to the SVP QA/RA appropriately delegated with that responsibility by the SVP QA/RA, of the progress and status of the current injunction/consent decree action by the FDA; the initiation of regulatory investigations, formal inquiries or inspections, or enforcement actions related to Medical Device Regulatory Compliance; or of the receipt of Form 483s or FDA warning letters. The Audit Committee shall also be notified in advance of all deadlines for Invacare to respond to any of these items, and shall receive confirmation from the SVP QA/RA (or someone appropriately designated by him or her) that responses were timely submitted and copies of all such responses.

8.The enhanced and additional responsibilities and authority of the Audit Committee described in these Reforms may be delegated by the Board to another committee of the Board (in lieu of the Audit Committee) so long as that other committee is comprised of at least three (3) directors and is comprised entirely of independent directors as determined by reference to applicable NYSE rules.
9.In addition to any other responsibilities that Invacare's full Board may have with respect to Medical Device Regulatory Compliance, the Board of Invacare also shall have the following responsibilities:

a.	Reviewing at least annually reports from the Audit Committee assessing the effectiveness of Invacare's Medical Device Regulatory Compliance standards, policies, practices and procedures;

b.
Providing input on work of Invacare's Audit Committee with respect to Medical Device Regulatory Compliance, by way of receipt and discussion of annual reports from the Audit Committee regarding these matters.

COMPLIANCE AND QUALITY CONTROL TEAM ENHANCEMENTS - MANAGEMENT LEVEL
10.The SVP QA/RA of Invacare shall report to the Audit Committee or the full Board on Medical Device Regulatory Compliance matters at least quarterly for the first year after the Settlement Date, and then semi-annually or annually thereafter. This reporting will address at least the following subject matters:
On at least a quarterly basis for the first year, and then at least semi-annually or annually thereafter:

i.
any material incidents or issues that arise relating to Medical Device Regulatory Compliance, as well as management's plans to remediate any such incidents or issues that arise and to prevent their recurrence;

ii.	any implementation, monitoring, adjustment and/or modification of any significant existing compliance programs;

iii.
any material modification of the Company's policies, practices and processes for receiving and investigating complaints, incident reports or adverse event reports related to Medical Device Regulatory Compliance-

related issues; and

iv.	the progress and status of the current injunction/consent decree action by the FDA.
On at least an annual basis, on the following subjects:

i.	the allocation of Company resources (both capital and personnel) to Medical Device Regulatory Compliance-related efforts and initiatives; and

ii.
a strategic review of significant developments, emerging trends and regulatory changes affecting the Company's Medical Device Regulatory Compliance and, as appropriate, plans of action to anticipate and respond to such trends, developments and changes.

11.The SVP QA/RA shall have a direct line of communication with the Audit Committee, without having to first report to or obtain authorization from any other member of Invacare management.
12.The SVP QA/RA will assist in developing and implementing internal guidelines relating to Invacare's Medical Device Regulatory Compliance practices and procedures used in connection with the (1) the design or manufacture of its products, (2) the provision of guidelines or instructions on the use of its products, (3) the documentation of compliance/issues/adverse events/defects with respect to its products, and (4) its dealings with third-party vendors of its products and/or end users of its products, to ensure those practices and procedures meet current good manufacturing practices (cGMP) and/or Quality System Regulations.
13.The SVP QA/RA shall, pursuant to 21 C.F.R. 820.25, make available at least on an annual basis general training to personnel involved in medical device review and reporting regarding Invacare's CAPA and cGMP policies, including, without limitation, implementation of corrective and preventative actions, documentation of such actions and adverse event reporting. In addition, Invacare, through its SVP QA/RA, will develop and/or continue and improve existing educational/training programs related to any significant Medical Device Regulatory Compliance issues raised by (1) the design, manufacture and use of its products, (2) the provision of guidelines or instructions on the proper and safe use of Invacare's products, (3) the documentation of compliance/issues/adverse events/defects with respect to Invacare's products, and (4) Invacare's dealings with third-party vendors of its products and/or end users of its products. Invacare shall administer continuing training for relevant current employees, to be identified by the SVP QA/RA, who are involved in these areas of its business and operations (and any other employees as deemed necessary or appropriate) on at least on an annual basis to account for changes in industry or regulatory/legal standards, policies, or practices and market conditions.

WHISTLEBLOWER POLICY ENHANCEMENTS
14.Invacare has a Whistleblower Policy in place, and has supplemented that Whistleblower Policy so that it also addresses Medical Device Regulatory Compliance issues. Invacare will promptly notify its employees of these changes through its traditional employee notification protocols, will reissue such notice through these protocols at least biennially, and will republish notice of same in hard copy in conspicuous areas at all of the Company's FDA-regulated facilities, in its training materials, as well as on the Company's intranet and website, so that all employees have reasonable notice thereof, including information regarding the reporting “hotline” website and phone number of the independent whistleblower service established under the Whistleblower Policy. The supplemented Whistleblower Policy is posted on Invacare's intranet which is accessible by all employees with computer access. In addition, the Whistleblower Policy is posted in common areas in our plants for all employees to view. Invacare is planning to conduct compliance training for employees and the Whistleblower Policy will be part of this training. Eventually, the Whistleblower Policy will be added to the Learning Management System (LMS) which will automate the periodic refresher training for associates. The Whistleblower Policy is included as part of the on boarding process for all new associates Invacare hires. The Whistleblower Policy is provided to Invacare's European headquarters where it is then disseminated to all major European locations and translated into the local language of the site.